Exhibit 10.1

BioXcel Therapeutics, Inc.

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (this “Amendment”) is made and entered into by and between Vimal Mehta, Ph.D. (“Executive”) and BioXcel Therapeutics, Inc., a Delaware corporation (the “Company”), as of January 7, 2025 (the “Effective Date”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Executive Employment Agreement entered into between Executive and the Company as of March 7, 2018 (the “Agreement”).

WHEREAS, Executive serves the Company as its President and Chief Executive Officer pursuant to the terms and conditions of the Agreement.

WHEREAS, Executive and the Company have agreed to reduce the Base Compensation provided in the Agreement.

WHEREAS, each of Executive and the Company desire to amend the Agreement to reflect such Base Compensation reduction and to clarify the impact of such reduction on any severance payments that could become payable pursuant to the Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Base Compensation.  Section 4 of the Agreement is hereby deleted and replaced in its entirety by the following:

(a)          Base Compensation.  Effective as of January 1, 2025, Executive’s annual base compensation (“Base Compensation”) shall equal $706,558, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices; provided, that in the event of any payments becoming due to Executive upon termination of employment pursuant to Section 8(b), Section 8(c) or Section 8(d), Executive’s Base Compensation shall be automatically increased to $1,009,369 per year, effective as of the date immediately prior to Executive’s termination date.

On the Effective Date, subject to the approval of the Board or a duly authorized committee of the Board, Executive will also be granted options to purchase 660,000 shares of the Company’s common stock under the Company’s 2020 Incentive Award Plan (the “Options”). The Options will vest in twelve (12) equal monthly installments over a twelve (12) month period following the Effective Date, with 55,000 shares vesting on the last day of each month following the Effective Date. Notwithstanding anything in this Agreement, any award agreements, or the Company’s 2020 Equity Incentive Plan to the contrary, (i) in the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive with Good Reason or (ii) upon the occurrence of a Change in Control, all of the Options shall fully vest and become exercisable immediately prior to the effectiveness of such termination or Change in Control, as the case may be.

The Board or its compensation committee shall review Executive’s Base Compensation periodically and any adjustments to Executive’s Base Compensation will be made solely at the discretion of the Board or a duly authorized committee of the Board. For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as adjusted pursuant to this Section 4.

2.            Effect of this Amendment.  Effective as of the Effective Date, this Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby.  From and after the Effective Date, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.  Except as specifically amended as set forth herein, each term and condition of the Agreement shall continue in full force and effect.

3.            Governing Law.  This Amendment shall be governed by and construed in accordance with the internal substantive laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule that would result in the application of any law other than the State of Connecticut.

4.            Counterparts; Electronic and Facsimile Signatures.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Amendment may be executed and delivered electronically (including by transmission of .pdf files) and by facsimile and, upon such delivery, such signatures will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto have executed this Amendment as of the day and year set forth below.

COMPANY:

BioXcel Therapeutics, Inc.

By:	/s/ Richard Steinhart
Name:	Richard Steinhart
Title:	Chief Financial Officer
Date:	January 7, 2025

EXECUTIVE:

/s/ Vimal Mehta
Vimal Mehta, Ph.D.

Date:	January 7, 2025

[Signature Page to Amendment to Executive Employment Agreement]